File No. 33-54733
Filed pursuant to
Rule 424(b)(3) and
Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated July 26, 1994)

8,282,637 Shares
___________________

PepsiCo, Inc.

COMMON STOCK
(Par Value 1-2/3 Cents per Share)
Available to be Resold
____________________

        The following information updates and supplements the prospectus dated July 26, 1994 (the “Prospectus”) covering affiliate reoffers and resales of PepsiCo, Inc. Common Stock, par value 1-2/3 cents per share, which were acquired under PepsiCo’s 1969 or 1975 Stock Option Plans, 1972 Performance Share Plan, as amended, or 1979 Incentive Plan; or which were or are expected to be acquired under PepsiCo’s 1987 Incentive Plan or 1994 Long-Term Incentive Plan. Such Prospectus was filed with the Securities and Exchange Commission as part of Registration No. 33-54733.

        The “Selling Stockholders” information is updated and restated in its entirety as follows:

STOCKHOLDERS ELIGIBLE TO RESELL

Name and Material Relationships with PepsiCo Since September 1998	Shares of Common Stock Available to be Resold (whether or not there is present intent to do so)	Shares of Common Stock Beneficially Owned	Shares of Common Stock Subject to Right to Acquire Prior to August 15, 2002
Peter A. Bridgman Senior Vice President and Controller; Senior Vice President and Controller, The Pepsi Bottling Group, Inc.; Senior Vice President and Controller, Pepsi-Cola North America	105,561	3,002	105,561
Roger A. Enrico Vice Chairman of the Board; Chairman of the Board and Chief Executive Officer	4,109,808	68,132	4,101,713
Matthew M. McKenna Senior Vice President of Finance; Senior Vice President and Treasurer	335,657	313	335,657
Indra K. Nooyi Director, President and Chief Financial Officer; Senior Vice President and Chief Financial Officer; Senior Vice President Corporate Strategy and Development	469,321	1,035	469,321
Lionel L. Nowell, III Senior Vice President and Treasurer; Executive Vice President and Chief Financial Officer, The Pepsi Bottling Group, Inc.; Senior Vice President and Controller	272,851	417	272,851
Steven S Reinemund Chairman of the Board and Chief Executive Officer; Director, President and Chief Operating Officer; Chairman and Chief Executive Officer, The Frito-Lay Company	1,542,436	10,967	1,538,174
Maria S. Renna Vice President, Compensation; ERISA Counsel	41,175	728	41,175
Robert F. Sharpe, Jr. Senior Vice President, Public Affairs, General Counsel and Secretary; Senior Vice President, General Counsel and Secretary	430,425	1,000	430,425
Karl M. von der Heyden Vice Chairman; Vice Chairman and Chief Financial Officer	581,284	40,000	581,284
Michael D. White President and Chief Executive Officer, Frito-Lay Europe, Africa and Middle East; Senior Vice President and Chief Financial Officer	394,119	10,102	394,119

September 5, 2001

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The address for each Selling Stockholder is c/o PepsiCo, Inc., 700 Anderson Hill Road,
Purchase, New York 10577